                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            KENAN TRANSPORT COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             KENAN TRANSPORT COMPANY
                           CHAPEL HILL, NORTH CAROLINA
              ----------------------------------------------------


                    Notice of Annual Meeting of Shareholders
                                   May 1, 2000

              ----------------------------------------------------



        The Annual Meeting of the Shareholders of KENAN TRANSPORT COMPANY, a North Carolina corporation, will be held at The Kenan Center, Bowles Drive (adjacent to the Dean Smith Student Activities Center), Chapel Hill, North Carolina, at 9:00 A.M. local time on Monday, May 1, 2000, for the following purposes:

        (1) To elect a Board of Directors for the ensuing year;

        (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

        It is requested that you read carefully this Notice of Annual Meeting and the accompanying Proxy Statement for information on the matters to be considered and acted upon.

        The Board of Directors of the Company has fixed the close of business on March 28, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        Information relating to the Company's activities and operations during the fiscal year ended December 31, 1999 is contained in the Company's Annual Report, which is enclosed.

        Your Proxy is enclosed. You are cordially invited to attend the meeting in person, but if you do not expect to attend, please date and sign your Proxy and return it promptly in the enclosed envelope.






WILLIAM L. BOONE
Secretary

March 30, 2000
Chapel Hill, North Carolina

                             KENAN TRANSPORT COMPANY
                                  P.O. Box 2729
                     Chapel Hill, North Carolina 27515-2729

                  ---------------------------------------------

                                 PROXY STATEMENT

                  ---------------------------------------------


                               GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of KENAN TRANSPORT COMPANY (the "Company") for the Annual Meeting of the Shareholders to be held on May 1, 2000 at 9:00 A.M. local time at The Kenan Center, Bowles Drive (adjacent to the Dean Smith Student Activities Center), Chapel Hill, North Carolina. This Proxy Statement and the accompanying Proxy will be mailed on or about April 4, 2000.

        Holders of record of shares of the Common Stock of the Company at the close of business on March 28, 2000 will be entitled to vote at the Annual Meeting of Shareholders.

        Shareholders who execute and return proxies will retain the right to revoke them at any time before they are voted. When executed and not so revoked, proxies will be voted in accordance therewith.

        The solicitation of proxies by the Board of Directors will be by mail. The total expense of such solicitation will be borne by the Company and will include reimbursement to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of proxies may be made by telephone or oral communication with some shareholders of the Company following the original solicitation. All such further solicitation will be made by regular employees of the Company who will not be additionally compensated therefor, or by the Company's transfer agent, and the cost will be borne by the Company.


                    OUTSTANDING SECURITIES AND VOTING RIGHTS

        Only shareholders of record at the close of business on March 28, 2000 will be entitled to notice of and to vote at the Annual Meeting of Shareholders. On such date, the number of outstanding shares of Common Stock, no par value, was 2,421,562. Each share of Common Stock is entitled to one vote.

        The enclosed Proxy is designed to permit each shareholder of record at the close of business on the record date of March 28, 2000 to vote for the election of directors and on other matters coming before the meeting. Two directors of the Company, Thomas S. Kenan, III and Lee P. Shaffer, have been designated as proxies to vote shares in accordance with the instructions of the Proxy.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Unless otherwise noted, the following table shows the ownership on March 1, 2000, of the Company's Common Stock by each person who owned of record, or was known by the Company to own beneficially, more than five percent (5%) of such stock:


Name and Address                     Shares Owned Beneficially        Percent
----------------                     -------------------------        -------

Frank H. Kenan 1988 Trust(1)
100 Europa Drive, Suite 525                    789,360                  32.6%
Chapel Hill, NC 27514

1965 Trust established by
      Sarah Graham Kenan (2)                   300,000                  12.4%
345 Park Avenue
New York, NY 10154-1002

Royce & Associates, Inc.(3)
1414 Avenue of the Americas                    209,830                   8.7%
New York, NY 10019

Franklin Resources, Inc.(3)
777 Mariners Island Blvd.                      143,600                   5.9%
San Mateo, CA 94403

Lee P. Shaffer(4)
Post Office Box 2729                           229,265                   9.3%
Chapel Hill, NC 27515


---------------------
1 There are six trustees of the Frank H. Kenan 1988 Trust, each of whom may be deemed to own beneficially the shares of common stock held thereby. The trustees are Elizabeth P. Kenan, Thomas S. Kenan, III, Owen
        G. Kenan, Elizabeth Kenan Howell, Annice Hawkins Kenan and Braxton
        Schell.

2 There are four trustees of the 1965 Trust established by Sarah Graham Kenan, each of whom may be deemed to own beneficially the shares of common stock held thereby. The trustees are Thomas S. Kenan, III, Owen
        G. Kenan, Elizabeth Kenan Howell and Morgan Guaranty Trust Company of New York.

3       Ownership as of December 31, 1999 as reported to the Company on Schedule
        13G.

4 Includes 56,360 shares for Mr. Shaffer that may be acquired within 60 days of March 1, 2000 pursuant to options granted under the Company's 1998 Long-Term Incentive Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of March 1, 2000, by its directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

                                    Officer, Director
Name of Beneficial Owner            and/or Nominee              Shares Owned Beneficially         Percent
------------------------            -----------------           -------------------------         -------
Lee P. Shaffer                      Officer, Director                229,265 (3)                    9.3%
Owen G. Kenan                       Officer, Director                 32,820 (1),(2)                1.4%
Thomas S. Kenan, III                Officer, Director                 36,000 (1)                    1.5%
William L. Boone                    Officer                           66,789 (3)                    2.7%
L. Avery Corning                    Officer                           12,107 (3)                    *
William P. Prevost                  Officer                           10,900 (3)                    *
James H. Reid                       Officer                           10,900 (3)                    *
William C. Friday                   Director                           1,100                        *
William O. McCoy                    Director                               0                        *
Paul J. Rizzo                       Director                               0                        *
Braxton Schell                      Director                           1,000 (4)                    *
Kenneth G. Younger                  Director                             500                        *

All Directors and Executive Officers as a Group                      441,948 (1),(2)
(15 persons)                                                                                       17.3%

* Less than 1%

------------------
1 The shares shown as beneficially owned by Owen G. Kenan, Thomas S. Kenan III and all directors and executive officers as a group do not include 1,089,360 shares owned by trusts of which Owen G. Kenan and Thomas S. Kenan, III are beneficiaries as well as trustees, and 18,900 shares held by The Kenan Family Foundation, a nonprofit corporation of which each is a director. When these amounts (1,089,360 and 18,900) are added to the shares listed in the table above for each of the following individuals and directors and executive officers as a group, the aggregate beneficial ownership of stock and percentage of outstanding stock owned by each person or group is as follows: Owen G. Kenan - 1,141,080 or 47.1%; Thomas S. Kenan, III - 1,144,260 or 47.3%; and all directors and executive officers as a group - 1,550,208 or 60.7%.

2 Includes 1,380 shares owned by Owen G. Kenan's wife, 10,950 shares hold by his wife as custodian for their children under the Uniform Gifts to Minors Act and 11,490 shares held by a trust of which Owen G. Kenan serves as trustee.

3 Includes 56,360 shares for Mr. Shaffer, 22,920 shares for Mr. Boone, 9,400 shares for Mr. Corning, 9,400 shares for Mr. Prevost, 9,400 shares for Mr. Reid and 131,560 shares for all directors and executive officers as a group which may be acquired within 60 days of March 1, 2000 pursuant to options granted under the Company's 1998 Long-Term Incentive Plan.

4 Does not include 789,360 shares held by a trust of which Mr. Schell serves as trustee.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under federal securities laws, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's stock are required to report their ownership of the Company's stock, as well as any changes in that ownership, to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure during fiscal year 1999 to file such reports in a timely fashion. Based solely on review of the copies of reporting forms furnished to the Company, or written representations that no forms are required, the Company believes that during 1999, all filing requirements of its officers, directors and 10 percent shareholders for reporting to the Securities and Exchange Commission their ownership and changes in ownership of shares (as required pursuant to Section 16(a) of the Securities and Exchange Act of 1934) were fulfilled.

                              ELECTION OF DIRECTORS

        At the meeting, the shareholders will elect the Company's directors. The Board of Directors has set the number of directors to be elected at the 2000 Annual Meeting at eight. All members of the present Board are nominees for election to hold office until the next annual meeting of the shareholders and until their successors have been duly elected. A plurality of the votes cast is required to elect each director. Broker nonvotes and abstentions will not affect the election results if a quorum is present.

        If the enclosed Proxy is duly executed and received in time for the meeting and if no contrary specifications are made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for the eight persons nominated for election as directors of the Company. If any nominee should refuse or be unable to serve, the Proxy will be voted for such persons as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

                     INFORMATION ABOUT NOMINEES FOR DIRECTOR

        The following information is furnished with respect to nominees:

                                                                   Principal Occupation;
Name, Period Served                                        Business Experience Past Five Years;
                                                                Other Directorships and Age
-----------------------------         ---------------------------------------------------------------------------
Thomas S. Kenan, III(1)               Chairman of the Board of Directors since July 1996; President, The
   Director Since 1964                Westfield Company, Durham, NC; Trustee, The Duke Endowment,
                                      Charlotte, NC; Trustee, The William R. Kenan Jr. Charitable Trust,
                                      Chapel Hill, NC; Director, Flagler System, Palm Beach, FL.   Age 62.


Owen G. Kenan(1)                      Vice Chairman of the Board of Directors since July 1996; President and
   Director Since 1978                Chief Executive Officer, Kenan Enterprises, Inc., President and Chief
                                      Executive Officer, Kenan Oil Company, Inc., Chapel Hill, NC (1987-
                                      1997); Director, Central Carolina Bank & Trust Company; Director and
                                      Vice Chairman, Flagler System, Palm Beach, FL.   Age 56.

William C. Friday                     Retired; President, The William R. Kenan Jr. Fund, Chapel Hill, NC
   Director Since 1978                (1983-1998).   Age 79.

William O. McCoy                      Interim Chancellor of the University of North Carolina at Chapel Hill;
   Director Since 1996                Partner, Franklin Street Partners, Chapel Hill, NC; Vice President-Finance,
                                      The University of North Carolina, General Administration (1995-1998);
                                      Vice Chairman, BellSouth Corporation-Telecommunications (1984-1994);
                                      Director, Carolina Power & Light Company; Director, The Liberty
                                      Corporation; Director, The Weeks Corporation; Director, Fidelity
                                      Investments. Age 66.

Paul J. Rizzo                         Chairman, Franklin Street Partners, Chapel Hill, NC; Vice Chairman, IBM
   Director Since 1996                Corporation (1993-1994); Director, Morgan Stanley; Director, Ryder
                                      Systems; Director, McGraw-Hill Companies, Inc.; Director, Johnson &
                                      Johnson.   Age 72.

Braxton Schell                        Attorney-at-Law, Schell Bray Aycock Abel & Livingston P.L.L.C.,
   Director Since 1986                Greensboro, NC; Director, Flagler System, Palm Beach, FL.   Age 75.

Lee P. Shaffer(2)                     President of the Company since 1975; Chief Executive Officer of the
   Director Since 1967                Company since July 1996; Chief Operating Officer of the Company (1975-
                                      1996).   Age 60.

Kenneth G. Younger                    Retired; Chairman and Chief Executive Officer, Carolina Freight
   Director Since 1996                Corporation (1977-1990 and 1993-1994); Director, Trailer-Bridge, Inc.
                                      Age 74.


-------------------

1       Thomas S. Kenan, III and Owen G. Kenan are brothers.

2 Lee P. Shaffer is the father of Lee P. Shaffer, III, the Vice President of Operations Services, an executive officer of the Company.

                     BOARD OF DIRECTORS AND BOARD COMMITTEES

        The Board of Directors met seven times in 1999. Each director attended at least seventy-five percent of the aggregate of those meetings and the meetings of each committee of the Board on which he served except for Owen Kenan who was absent from two Board meetings. In addition, the Board took action by unanimous written consent in lieu of a meeting four times during 1999.

        The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. The Board of Directors has no standing Nominating Committee. A description of the duties and members of, and number of meetings held by, each committee is provided below.

Audit Committee

        The Audit Committee assists the Board of Directors in assuring that the Company's financial reports are fairly presented and accurate and that the Company has an adequate system of internal accounting controls. It also reviews the report of the Company's independent public accountants. The Audit Committee held two meetings during the fiscal year ended December 31, 1999. Its members for that fiscal year were William C. Friday, William O. McCoy and Paul J. Rizzo.

Compensation Committee

        The Compensation Committee recommends compensation for executive officers of the Company and approves the grant of stock options and other awards under the Company's 1998 Long-Term Incentive Plan. The Compensation Committee held one meeting and acted once by unanimous written consent during the fiscal year ended December 31, 1999. Its members for that fiscal year were William O. McCoy, Paul J. Rizzo and Kenneth G. Younger.

Executive Committee

        The members of the Executive Committee are Owen G. Kenan, Thomas S. Kenan, III and Lee P. Shaffer. The Committee may exercise all the authority of the Board of Directors in the management and affairs of the Company, except that the Committee may not authorize distributions; approve or propose to shareholders action that North Carolina law requires be approved by shareholders; fill vacancies on the Board of Directors or on any committee; amend the Articles of Incorporation; adopt, amend, or repeal bylaws; approve a plan of merger not requiring shareholder approval; authorize or approve reacquisition of shares of capital stock of the Company, except according to a formula or method prescribed by the Board of Directors; or authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares. The Executive Committee did not meet in 1999.

                            COMPENSATION OF DIRECTORS

        During 1999, Thomas S. Kenan, III was paid an annual retainer of $52,000 for his services as Chairman of the Board. Each outside director is paid an annual retainer of $6,000 plus an additional $1,500 for each meeting of the Board or meeting of a Board Committee that he attends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company leases its corporate offices in University Square at 143 West Franklin Street in Chapel Hill, North Carolina from the Frank H. Kenan 1988 Trust under a five-year lease agreement that became effective January 1, 1995 and was renewed for an additional three years in November 1999 under the same terms. In 1999 the Company paid $411,720 in base lease payments to the Frank H. Kenan 1988 Trust, the present owner of University Square. Based upon studies performed by the Company of rental rates for comparable facilities, the Company is satisfied that the rent paid does not exceed market rates in the area.

        Braxton Schell is a partner in Schell Bray Aycock Abel & Livingston P.L.L.C., a law firm that provides legal services to the Company.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

        The following table sets forth the annual compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and the next four most highly compensated executive officers for fiscal 1999 ("Named Executive Officers") of the Company for the years ended December 31, 1999, 1998 and 1997.

                           Summary Compensation Table

                                                                          Long Term Compensation Awards
                                                                     -------------------------------------
                                          Annual Compensation                       Payouts
                                    ------------------------------   -------------------------------------
                                                                     Restricted Stock       Securities         All Other
          Name and                            Salary      Bonus(1)      Awards(2)       Underlying Options   Compensation(3)
     Principal Position             Year        ($)         ($)            ($)                 (#)                ($)
     ------------------             ----      ------      --------   ----------------   ------------------   ---------------
Lee P. Shaffer,                     1999      316,206        - 0 -         - 0 -               - 0 -             124,862
   President, Chief Executive       1998      302,300       99,660       288,925             140,900             118,543
   Officer                          1997      290,600       90,667         - 0 -               - 0 -             108,967

William L. Boone,                   1999      178,761        - 0 -         - 0 -               - 0 -              54,855
   Vice President - Finance         1998      170,900       37,598       117,475              57,300              55,412
   Secretary, Treasurer             1997      164,300       51,262         - 0 -               - 0 -              55,063

William P. Prevost,                 1999      125,520        - 0 -         - 0 -               - 0 -              18,509
   Vice President, Marketing        1998      120,000       21,360        46,125              23,500              17,158
                                    1997       10,000        - 0 -         - 0 -               - 0 -               - 0 -

L. Avery Corning,                   1999      131,796        - 0 -         - 0 -               - 0 -              20,821
   Vice President - Operations      1998      126,000       22,428        46,125              23,500              18,976
                                    1997      121,100       37,783         - 0 -               - 0 -              17,761

James H. Reid,                      1999      241,626        - 0 -         - 0 -               - 0 -              27,846
   President & Chief Operating      1998      192,500       34,265        52,000              23,500              19,916
   Officer of Petro-Chemical        1997        - 0 -        - 0 -         - 0 -               - 0 -               - 0 -
   Transport, Inc.


----------------------
1 Amounts shown for 1997 are based on the fair market value of stock awarded that year under the Company's Stock Bonus Plan.

2 The value in this column is calculated by multiplying the closing price of the Company's Common Stock on the date of grant of the restricted stock by the number of shares awarded to each individual. The restricted period for all grants of restricted stock is five years with 20% of the stock granted becoming free of restrictions on the anniversary of the date of grant each year, beginning in 1999. Each recipient of restricted stock reported above will receive dividends and has the right to vote the full number of shares granted. The number of shares owned and the aggregate value of the restricted stock holdings of the Named Executive Officers as of December 31, 1999 (based on a closing price of $32.175) are as follows: Mr. Shaffer: 9100/ $292,792; Mr. Boone, 3,700/$119,048;
        Messrs. Corning, Reid and Prevost, 1,500/$48,263 each.

3 Other compensation includes benefits paid or accrued by the Company pursuant to the Company's Profit Sharing Retirement Plan (PSRP) and Supplemental Executive Retirement Plan (SERP). Other compensation also includes the value of split dollar life insurance premiums paid on behalf of executive officers under a Senior Management Life Insurance Plan (SMLIP). Plan benefits paid and/or accrued for the year ended December 31, 1999 are presented below:


                                  PSRP           SERP               SMLIP
    Name:                          ($)           ($)                 ($)
    ----                          -----         ------              ------

    Lee P. Shaffer                7,976         83,748              33,138

    William L. Boone              7,976         30,531              16,348

    William P. Prevost            6,257          6,057               6,195

    L. Avery Corning              6,076          9,722               5,023

    James H. Reid                 7,976         19,870                  --

------------------

Stock Options

        None of the Named Executive Officers received any stock options under the Company's 1998 Long-Term Incentive Plan during the fiscal year ended December 31, 1999. The following table sets forth information with respect to the five Named Executive Officers concerning the number and value of options to purchase the Company's Common Stock outstanding at the end of 1999:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


                                            Number of Securities    Value of
                                                Underlying         Unexercised
                                            Unexercised Options    In-the-Money
                                                 Held at            Options at
                      Number of                Fiscal Year         Fiscal Year
                        Shares                  End (#)             End ($)(1)
                     Acquired on   Value      Exercisable/         Exercisable/
Name                   Exercise   Realized    Unexercisable       Unexercisable
----                 -----------  --------  -------------------   --------------

Lee P. Shaffer           -0-         -0-      28,180/112,720      11,976/47,906

William L. Boone         -0-         -0-       11,460/45,840       4,871/19,482

William P. Prevost       -0-         -0-        4,700/18,800        1,998/7,990

L. Avery Corning         -0-         -0-        4,700/18,800        1,998/7,990

James H. Reid            -0-         -0-        4,700/18,800        1,998/7,990



------------------

1 This is an estimate based on the aggregate dollar value of in-the-money, unexercised options using the closing price of the Company's Common Stock on December 31, 1999 of $32.175.

               SEVERANCE, CHANGE IN CONTROL AND OTHER ARRANGEMENTS

        The following Company plans provide for payments to be made to certain Named Executive Officers upon the occurrence of specified events after a change in control of the Company.

Senior Management Severance Plan

        Each of the Named Executive Officers has entered into an agreement with the Company that provides for payments to the covered individual under the Company's Senior Management Severance Plan (the "Severance Plan"). The Severance Plan provides for payments equal to two times the average base salary of the covered individual for the immediately preceding three fiscal years if he is terminated without cause or suffers a change in employment conditions within 24 months following a change in control of the Company. A change in control includes (i) the acquisition by any person of beneficial ownership of securities representing 50% or more of the combined voting power of the Company's outstanding securities, (ii) the failure of the current Board members to constitute a majority of the Board (except that any new Board member approved by at least a majority of the current Board will be deemed to be a member of the current Board), and (iii) the approval by the Board of the sale of all or substantially all of the Company's assets or certain other mergers, reorganizations or consolidations of the Company, which would result in the occurrence of any event described in clauses (i) or (ii) above.

        In exchange for payments under the Severance Plan, the covered individual agrees to abide by certain restrictive covenants for a period of one year following termination of his employment. Under these restrictive covenants, the terminated employee agrees that he will not influence customers of the Company to discontinue use of the Company's services, interfere with or disrupt the relationships between the Company and any of its suppliers, distributors, lessees or licensees, or solicit any employees of the Company to work for any other person or firm.

1998 Long-Term Incentive Plan

        Under the provisions of the Company's Incentive Plan, upon the occurrence of a change in control of the Company, all stock options previously issued become immediately exercisable for the underlying shares. The term change in control as defined in the Incentive Plan includes substantially the same events that constitute a change in control under the Severance Plan as described above.

Senior Managers' Life Insurance Plan

        The Senior Managers' Life Insurance Plan (the "Plan") contains a provision that would require the Company to continue making premium payments for any covered employee who is terminated within 24 months following a change in control of the

Company. The definition of change in control in the Plan includes the sale or transfer of all or substantially all of the Company's assets or a 50% change in the ownership of the Company as a result of a merger, sale of shares or issuance of new shares. The Company is obligated to provide continued coverage under the Plan in the event of termination following a change in control until the later of (i) the date the terminated participant turns 65 or (ii) the date on which the terminated participant has been covered for 15 years. For each of the current executive officers participating in the Plan, the fifteen year coverage period will end in 2013.


                          COMPENSATION COMMITTEE REPORT

Compensation Committee Report

        The Compensation Committee is comprised of three directors who are not current or former employees of the Company. The Committee reviews the Company's executive compensation philosophy and structure and considers performance measures which should be used to determine cash bonuses and other forms of incentive compensation for the executive officers on an annual basis. The Committee has considered the advice of an outside consultant in determining whether the amounts and types of compensation available to executive officers of the Company are appropriate.

Compensation Philosophy

        The Company maintains a compensation program that provides executive officers with base salaries at competitive market levels and the opportunity to earn incentive compensation when targeted performance goals are achieved. The Committee believes that the overall compensation package, which the Company uses to reward and motivate executive officers, enables the Company to attract and retain the caliber of executives necessary to help it achieve targeted growth and earnings objectives. The adoption of the 1998 Long-Term Incentive Plan (the "Incentive Plan") in 1998 and the Executive Bonus Award Plan (the "Bonus Plan") in 1999 increased the Company's ability to provide long- and short-term incentive compensation. These additions to the Company's total compensation package allow the Committee to link significant portions of executive compensation to the Company's overall performance. Awards made under the Incentive Plan are designed to encourage the retention of key executives and to motivate superior performance over time while awards made under the Bonus Plan provide a means of rewarding achievement of specified short-term performance objectives established by the Committee at the beginning of each year.

Components of the Compensation Program

        The five components of the Company's compensation program are: (i) base salary, (ii) long-term incentive compensation in the form of stock options, restricted stock and similar awards; (iii) short-term incentive compensation in the form of cash bonuses payable when specified performance objectives are achieved, (iv) retirement benefits in the form of Company contributions on behalf of participants in the profit sharing retirement plan and supplementary executive retirement plan and (v) payment of premiums for senior managers' life insurance policies.

Long-Term Incentive Compensation

        The Incentive Plan was approved by shareholders at the Annual Meeting in 1998. It provides a number of different awards that can be used to reward those persons who have contributed significantly to the success of the Company and to provide incentive for them to remain with the Company. The Incentive Plan is designed to allow the Committee maximum flexibility in structuring awards through a combination of incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares and performance-based compensation awards ("Awards"). The Incentive Plan is also intended to allow compensation paid to the Company's five most highly compensated officers to qualify as performance-based compensation as defined in
Section 162(m) of the Internal Revenue Code.

        Stock Options - In 1998, the Committee granted nonqualified stock options to executive officers as indicated in the Summary Compensation Table. The options vest in increments of 20% on February 3 of each year over a period of five years beginning in 1999. In the event of a change of control of the Company, as defined in the Incentive Plan, all outstanding options become immediately exercisable. Stock options expire one year after termination of employment if an employee ceases to be employed by reason of death, disability or normal retirement or three months after termination for any other reason. The Committee did not award any stock options in 1999.

        Restricted Stock Award - In 1998, the Committee granted certain executives of the Company shares of restricted stock as indicated in the Summary Compensation Table. The restrictions lapse in increments of 20% each year on the anniversary date of the grant and all of the stock awarded to each officer in 1998 will be fully vested and free of restrictions by the year 2003. Certificates evidencing the restricted stock have been issued but are being held in escrow by the Company to be delivered to the holders as the restrictions lapse. Holders of restricted stock receive all dividends and other incidents of ownership from the date of grant. The Committee did not award any shares of restricted stock in 1999.

Short-Term Incentive Compensation

        The Bonus Plan provides a competitive short-term compensation component to the Company's overall compensation package. Under the terms of the Bonus Plan, the Committee has the authority to establish performance measures (from among those specified in the Bonus Plan) to be used in determining annual bonus awards. Unless the Committee adopts another performance measure, the Company's annual Net Income After Taxes is used. The Committee must establish a target amount of Net Income After Taxes (the "Target Amount") within 90 days of the beginning of each year. Once the Target Amount is determined, a threshold amount is set at 81% of the Target Amount and a maximum amount is set at 135% of the Target Amount. The Committee then creates a bonus award schedule indicating a range of bonus payments to be paid to eligible participants depending on the level of Net Income After Taxes that the Company achieves. In addition to achieving at least the threshold level of Net Income After Taxes, the Company was required to achieve at least a ten percent return on equity before any bonuses could be paid. The Committee did not award any bonuses for 1999 because the Company did not achieve the threshold amount of Net Income After Taxes, which was established by the Committee in December 1998.

        In December 1999, the Committee, with the advice of an outside consultant who provided relevant market data, adopted a Target Amount of Net Income After Taxes for 2000 and established applicable threshold and maximum amounts as contemplated by the Plan. The Committee also recommended that the Board of Directors adopt an amendment to the Bonus Plan to replace the requirement that the Company achieve at least a ten percent return on equity before any bonuses could be awarded with the requirement that the Company achieve at least a six percent return on investment before any bonuses can be awarded. Based on information provided by the outside consultant, the Committee decided that return on investment is a more appropriate benchmark than return on equity. The Board of Directors amended the Bonus Plan effective January 1, 2000 to reflect this change.

Salary

        In establishing salary levels for executives, the Committee annually monitors salaries at other businesses through a broad-based industry survey of similar-sized companies. Salary levels are set to compare with averages as reported for such companies based on revenue.

        Mr. Shaffer has served as Chief Executive Officer of the Company since 1996. In evaluating his performance in 1999, the Committee considered the Company's financial results and progress toward its strategic objectives. The Committee also considered Mr. Shaffer's increased managerial responsibilities during 1999 arising from the need to integrate the recently acquired operations of Transport South, Inc. and Petro Chemical Transport, Inc. into the Company.

        Mr. Shaffer received a 4.3 percent increase in base salary for the year 2000. He did not receive any Awards under the Incentive Plan or the Bonus Plan. Mr. Shaffer also received the benefit of certain payments made on his behalf to the Company's Profit Sharing Retirement Plan, Supplemental Executive Retirement Plan, and Senior Management Life Insurance Plan in an aggregate amount of $124,862, which amount represented approximately 39% of Mr. Shaffer's salary, as well as other benefits available to the Company's executives.

        Salary levels for the other Named Executive Officers for 1999, 1998 and 1997 are reported in the Summary Compensation Table.

KENNETH G. YOUNGER                   PAUL J. RIZZO              WILLIAM O. MCCOY


                                PERFORMANCE GRAPH

        The following graph shows a five-year comparison of cumulative total shareholder returns for the Company, the NASDAQ Market (US) Index and an index of peer companies, assuming $100.00 investment on January 1, 1995, and the reinvestment of all dividends.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG KENAN TRANSPORT COMPANY,
                       NASDAQ MARKET INDEX AND PEER GROUP


                           1994     1995     1996     1997     1998     1999
Kenan Transport           100.00   120.06   111.41   217.37   191.63   194.94
Peer Group                100.00    84.78    80.08   115.71   111.33   107.57
Nasdaq Market Index       100.00   129.71   161.18   197.16   278.08   490.46

                         INDEPENDENT PUBLIC ACCOUNTANTS

        Arthur Andersen LLP served as the independent public accountants for the Company in 1999, and they will be considered for appointment for 2000 at the Board of Directors' meeting following the meeting of shareholders. A representative of the firm will be in attendance at the shareholders' meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to shareholder questions.


                                  OTHER MATTERS

        The Board of Directors knows of no other matters that may properly be, or which are likely to be, brought before the meeting; however, if any other matters are properly brought before the meeting, the persons who are named in the enclosed Proxy or their substitutes will vote in accordance with their best judgment on such matters.


                              SHAREHOLDER PROPOSALS

        Shareholder proposals to be presented at the next annual meeting of the Company's shareholders must be received by the Company at its principal offices, Fifth Floor, University Square West, 143 West Franklin Street, Chapel Hill, North Carolina 27516-3910, on or before December 6, 2000, in order to be included in the Company's next Proxy Statement for such annual meeting.

        Notice of a matter to be presented by a shareholder for consideration at the next annual meeting of the Company's shareholders, other than pursuant to the foregoing paragraph, will be considered untimely if not received by the Company prior to February 20, 2001. Failure to give timely notice of such matter will result in discretionary authority being conferred on management proxies to vote with respect to the matter without any requirement for the Proxy Statement to disclose how management intends to exercise its discretion.


By Order of the Board of Directors

WILLIAM L. BOONE
Secretary

March 30, 2000
Chapel Hill, North Carolina

                            - FOLD AND DETACH HERE -

                            KENAN TRANSPORT COMPANY

            This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints THOMAS S. KENAN, III and LEE P. SHAFFER, and each or either of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote, as designated below and upon any and all other matters which may be properly brought before such meeting, all shares of Common Stock of KENAN TRANSPORT COMPANY, which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held on May 1, 2000 at The Kenan Center, Bowles Drive, Chapel Hill, North Carolina at 9:00 A.M., local time or any adjournment thereof.

UNLESS OTHERWISE SPECIFIED BELOW, THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR.

(1) ELECTION OF DIRECTORS

[ ]  FOR all nominees listed below;                [ ]  WITHHOLD AUTHORITY to vote for all
     except vote withheld for the nominees              nominees listed below
     whose names are written in the space below

William C. Friday                 William O. McCoy                  Lee P. Shaffer
Owen G. Kenan                     Paul J. Rizzo                     Kenneth G. Younger
Thomas S. Kenan, III              Braxton Schell

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------

                          (Continued on Reverse Side)

                            - FOLD AND DETACH HERE -

                         (Continued from Reverse Side)

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. If no direction is made, this proxy will be voted FOR all nominees for Director.

                                              Signed:
                                                     ---------------------------

                                              Signed:
                                                     ---------------------------

                                              Please sign the Proxy exactly as
                                              name appears hereon. If the holder
                                              is a corporation or partnership,
                                              please sign its name and add your
                                              own name and title. When signing
                                              as attorney, executor,
                                              administrator, trustee or
                                              guardian, please also give your
                                              full title. If shares are held
                                              jointly EACH holder must sign.

                                              Dated:
                                                    ----------------------------

                                              IMPORTANT: PLEASE MARK, SIGN AND
                                              RETURN THE PROXY CARD PROMPTLY
                                              USING THE ENCLOSED ENVELOPE.